Exhibit 99.5
FOURTH LEASE MODIFICATION AGREEMENT

THIS AGREEMENT (this “Agreement”) dated for reference the 7th day of May, 2021.

BETWEEN:

5th & MAIN PARTNERSHIP

(the “Landlord”)

AND:

ZYMEWORKS INC.

(the “Tenant”)

WHEREAS:

A.By a lease dated January 25, 2019 (the “Original Lease”), as modified and expanded by a letter agreement dated June 27, 2019 (the “First Lease Modification Agreement”), a lease expansion and modification agreement dated for reference April 16, 2020 (the “Second Lease Modification Agreement, and as further modified and expanded by a lease modification agreement dated February 17, 2021 (the “Third Lease Modification Agreement”), between the Landlord and the Tenant, the Landlord demised and leased to the Tenant those certain premises (collectively, the “Premises”) comprising a portion of the second (2nd) floor and the fifth (5th), sixth (6th), seventh (7th) and eighth (8th) floors of the Building having a civic address of 114 East 4th Avenue, Vancouver, British Columbia, as more particularly described in the Original Lease, as modified and expanded by the First Lease Modification Agreement, the Second Lease Modification Agreement and the Third Lease Modification Agreement (collectively, the “Lease”), upon the terms and conditions therein provided; and

B.The Landlord and the Tenant wish to modify the Lease by, inter alia, extending the original dates contemplated therein for delivery of the Premises to the Tenant and completion of the Landlord’s Work, upon the terms and conditions herein provided.

IN CONSIDERATION of the mutual covenants and agreements and other provisions herein contained and for other good and valuable consideration (the receipt and sufficiency of which is acknowledged), the Landlord and the Tenant agree as follows:

1.DEFINED TERMS
1.1Unless the context otherwise requires, capitalized terms which are used in this Agreement (including the recitals) and not otherwise defined herein have the meanings given to them by the Lease.
2.MODIFICATIONS TO LEASE
2.1The Landlord and the Tenant hereby agree to the following modifications to the Lease:
(a)the reference to “September 1, 2021” in the Lease Summary under the heading “Commencement Day” (Section 2.15) is hereby deleted and replaced with a reference to “January 10, 2022”;
(b)the wording under the heading “Fixturing Period” in the Lease Summary is hereby deleted in its entirety and replaced with the following:
“Notwithstanding anything in the Lease to the contrary, the Fixturing Period is eight (8) months commencing May 10, 2021, until January 10, 2022. For all purposes of this Lease, the deemed delivery date of possession of the Premises will be May 10, 2021. As soon as reasonably practical the Landlord, the Tenant and the Tenant’s contractor shall conduct an inspection of the Premises including in respect of the work outlined in Schedule A attached hereto ( the “Concurrent Landlord’s Work”) in accordance with Section 3 of Schedule G1 of this Lease (to the extent any of such Concurrent Landlord’s Work has been substantially completed); provided, however, that, in respect solely of the Concurrent Landlord’s Work, the Tenant and the Tenant’s contractor shall conduct a further inspection of the Concurrent Landlord’s Work (in addition to the inspection contemplated in the first sentence of Section 3 of Schedule G1) upon the day that the Landlord notifies the Tenant that the Concurrent Landlord’s Work has been substantially completed. Following such inspection, the Tenant shall deliver to the Landlord a written punch-list of all deficiencies and finish work needed to bring the Landlord’s Concurrent Work into the condition required by the description of the Landlord's Work and the Lease and the Landlord shall substantially repair all punch-list items in respect of the Concurrent Landlord’s Work prior to the Commencement Date failing which the Commencement Date will be delayed until such punch list items have been substantially repaired. Notwithstanding the foregoing, if the Landlord, in its sole discretion, provides early access of the Premises to the Tenant, the Fixturing Period will be extended accordingly, such that it nevertheless expires on January 10, 2022.”;

(c)the reference to “January 1, 2021” in Subsection 4.1(d) of Schedule E is hereby deleted and replaced with a reference to “May 10, 2021”, and the reference to

“August 31, 2021” in Subsection 4.1(d) of Schedule E is hereby deleted and replaced with a reference to “January 10, 2022”.
(d)the reference to “March 31, 2021” in Subsection 4.1 (e) of Schedule E is hereby deleted and replaced with a reference to “July 31, 2021”;
(e)there shall be added to the end of Subsection 4.1(e) of Schedule E the following:
“Notwithstanding the foregoing:
(i)    the Landlord shall have priority access to the service elevator system for goods and materials deliveries between 7:30 a.m. to 11:30 a.m. Pacific Time each day (the “Landlord’s Access Time”);
(ii)     the Tenant shall have priority access to the service elevator system for goods and materials deliveries between 11:30 a.m. to 5:00 p.m. Pacific Time each day (the “Tenant’s Access Time”);
(iii)    the Tenant may request priority access to use the service elevator system during the Landlord’s Access Time provided that the Tenant gives the Landlord not less than forty-eight (48) hours’ prior notice of such request and such priority use by the Tenant is approved by the Landlord’s base building general contractor, acting reasonably, and will not unduly interfere with or impede the completion of the Landlord’s work including any of the Concurrent Landlord’s Work;

(iv)     the Landlord may request priority access to use the service elevator system during the Tenant’s Access Time provided that the Landlord gives the Tenant not less than forty-eight (48) hours’ prior notice of such request and such priority use by the Landlord is approved by the Tenant’s base building general contractor, acting reasonably, and will not unduly interfere with or impede the completion of the Tenant’s Work; and

(v)    during the Fixturing Period the Landlord will erect hoarding solely within the space for Landlord’s hoarding depicted in Appendix 1 to Schedule A attached hereto.

Notwithstanding the foregoing, the Landlord and the Tenant agree that the service elevator system will be shared by the Landlord and the Tenant for the vertical movement of people at all times, unless there is a delivery of goods and materials scheduled and/or underway during either party’s respective priority access time, in which case, the party entitled to priority use of the service elevator system will be granted priority over the use of the said system during such time.”
(f)a new Subsection (f) shall be added to Section 4.1 of Schedule E as follows:
“(f)     The Tenant will be provided with seven (7) days’ prior notice of any required testing of the base building, including testing for the fire alarm system and/or sprinkler system, in connection with the Landlord’s building occupancy permit.”;
(g)a new Subsection (g) shall be added to Section 4.1 of Schedule E as follows:
“(g)    Notwithstanding anything in this Section 4.1 of Schedule E to the contrary, except in the case of emergency, the Tenant will be provided with forty-eight (48) hours’ prior notice of any entry and/or access into the Premises by or on behalf of the Landlord and/or its contractors whether for the purposes of carrying out the Concurrent Landlord’s Work therein or otherwise.”; and
(h)Sections 18.1 and 18.2 under Article 18 of Schedule E entitled “Termination re: Permitting” are hereby deleted in their entirety and shall be of no further force or effect.
3.EFFECT ON LEASE
3.1Subject to the terms and conditions of this Agreement, this Agreement is expressly made a part of the Lease to the same extent as if incorporated therein, mutatis mutandis, and the parties agree that all agreements, covenants, conditions, and provisos contained in the Lease, except as modified or otherwise provided herein, shall be and remain unaltered and in full force and effect during the Term. The Landlord and the Tenant acknowledge and agree to perform and observe, respectively, the obligations of the Landlord and the Tenant under the Lease as modified hereby. The Landlord and the Tenant hereby confirm and ratify the Lease as hereby modified.
4.COSTS
4.1The Landlord and the Tenant agree that they shall each bear their own costs and expenses in relation to the drafting, review and execution of this Agreement.
5.GENERAL
5.1Time is of the essence hereof.
5.2It is understood and agreed that there are no covenants, representations, agreements, warranties or conditions in any way relating to the subject matter of this Agreement, whether express or implied, collateral or otherwise, either oral or written, except for those set forth in this Agreement.

5.3This Agreement may be executed by personal delivery, facsimile transmission, or scanned PDF by email and in counterparts with the same effect as if all parties to this Agreement had signed the same document, and all counterparts will be construed together and constitute one and the same.

IN WITNESS WHEREOF the parties have executed this Agreement with effect as of the day and year first above written.
5TH & MAIN PARTNERSHIP    ZYMEWORKS INC.

Per:    /s/ Judy Leung    Per:    /s/ Neil A. Klompas
    Authorized Signatory        Authorized Signatory
    Print Name: Judy Leung        Print Name: Neil A. Klompas

SCHEDULE “A”
CONCURRENT LANDLORD’S WORK

Concurrent Landlord’s Work inside of the Premises shall include, without limitation, the following:

1.    Elevator Installations & Elevator Lobby Finishes;

2.    Window Covering Installations;

3.    Miscellaneous Washroom accessories;

4.    Mechanical & Electrical panels and Verifications, Balancing and Commissioning and the related work;

5.    L1 & L2 Interconnected Stair Installation.